UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 1, 2016

MGM Growth Properties LLC

(Exact name of registrant as specified in its charter)

Delaware	001-37733	47-5513237
(State of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6385 S. Rainbow Blvd., Suite 500 Las Vegas, Nevada		89118
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 669-1480

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 1, 2016, MGP Lessor, LLC, a Delaware limited liability company (the “Landlord”) and a subsidiary of MGM Growth Properties LLC (the “Company”) entered into a First Amendment (the “Amendment”) to the Master Lease Agreement, dated as of April 25, 2016 between the Landlord and MGM Lessee, LLC, a Delaware limited liability company (the “Tenant”) and a subsidiary of MGM Resorts International (“MGM Resorts”) (the “Master Lease”). The Amendment provides that, among other things, the initial rent under the Master Lease will be increased by $100 million, $90 million of which will be allocated to the Base Rent (as defined in the Master Lease) for the initial term and $10 million of which will be allocated to the Percentage Rent (as defined in the Master Lease). As a result, the Base Rent under the Master Lease will be $585 million and the Percentage Rent will be $65 million. This description of the Amendment is qualified in its entirety by reference to the full text of the Amendment attached hereto as Exhibit 10.1.

Item 2.01	Completion of the Acquisition or Disposition of Assets

On August 1, 2016, the Company, MGM Resorts, MGM Growth Properties Operating Partnership LP (the “Operating Partnership”), the Landlord and the Tenant, completed the transactions contemplated by the master transaction agreement (the “Master Transaction Agreement”), dated May 31, 2016, which provided for, among other things, the transfer of the real estate assets related to the Borgata Hotel Casino and Spa (“Borgata”) located at Renaissance Pointe in Atlantic City, New Jersey from a subsidiary of MGM Resorts to the Landlord. A subsidiary of MGM Resorts will operate Borgata.

In connection with the acquisition, the Company caused the Operating Partnership to issue 27.4 million Operating Partnership units to a subsidiary of MGM Resorts and assumed $545 million of indebtedness from a subsidiary of MGM Resorts. MGM Resorts owns the Company’s outstanding Class B share, representing a majority of the voting power of the Company’s shares. As a result, the Company is controlled by, and is a subsidiary of, MGM Resorts. The mix of consideration paid by the Company was determined by MGM Resorts prior to the closing of the acquisition such that the amount of assumed debt would be between $525 million and the greater of (i) $570 million and (ii) an amount that would result in the Company’s Pro Forma Total Net Leverage Ratio (as defined in the Master Transaction Agreement) not exceeding 5.5x with the remainder paid in Operating Partnership units based on the closing price of the Class A common shares on the trading day prior to announcement. The Company used $260 million of cash on hand and $295 million of borrowings under the Operating Partnership’s revolving credit facility to refinance the assumed debt and to pay for transaction expenses.

The representations, warranties and covenants contained in the Master Transaction Agreement were made only for purposes of the Master Transaction Agreement and as of the specific date (or dates) set forth therein, and were solely for the benefit of the parties to such agreement and are subject to certain limitations as agreed upon by the contracting parties. In addition, the representations, warranties and covenants contained in the Master Transaction Agreement may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries of the Master Transaction Agreement and should not rely on the representations, warranties and covenants contained therein, or any descriptions thereof, as characterizations of the actual state of facts or conditions of the Company.

Additional information regarding the Master Transaction Agreement is set forth in our Form 8-K filed with the Securities and Exchange Commission on May 31, 2016, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.

(b) Pro Forma Financial Information. The Company will file the pro forma financial statements with respect to the transaction described in Item 2.01 as required by this Item not later than 71 days after the date on which this Form 8-K is required to be filed.

(c) Not applicable.

(d) Exhibits.

Exhibit	Description

10.1	First Amendment to Master Lease, dated as of August 1, 2016, between MGP Lessor, LLC and MGM Lessee, LLC (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K of MGM Resorts International filed on August 1, 2016).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MGM Growth Properties LLC

By:	/s/ Andrew Hagopian III
Name:	Andrew Hagopian III
Title:	Assistant Secretary

Date: August 1, 2016

Exhibit Index

Exhibit	Description

10.1	First Amendment to Master Lease, dated as of August 1, 2016, between MGP Lessor, LLC and MGM Lessee, LLC (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K of MGM Resorts International filed on August 1, 2016).